Exhibit 99.1

Genie Energy Declares Fourth Quarter 2022 Common Stock Dividend of $0.075 per share

NEWARK NJ (February 9, 2023): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.075 per share of Class A and Class B common stock for the fourth quarter of 2022.

The dividend will be paid on or about March 1, 2023 to stockholders of record as of the close of business on February 21st. The distribution will be treated as an ordinary dividend for tax purposes.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

Genie Energy Investor Relations Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

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